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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

    The following is a list of the Company's subsidiaries and jurisdictions of incorporation as of December 31, 1997, except for unnamed subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

                          G. D. Searle & Co. (Delaware)

                          Monsanto Europe, S.A. N.V. (Belgium)

                          Monsanto Do Brasil Ltda. (Brazil)

                          Monsanto International Sales Company, Inc.
                         (Virgin Islands)

                          Monsanto p.l.c. (United Kingdom)

                          Calgene LLC (Delaware)